                                                                     EXHIBIT 9.2

                                                                    CONFIDENTIAL


                             VOTING TRUST AGREEMENT

         This Voting Trust Agreement (this "Agreement"), dated as of May 30, 2003, is entered into by and between Dasharatha G. Reddy ("Dr. Reddy") and Dhanabalan Murali ("Dr. Murali") (Dr. Reddy and Dr. Murali collectively, the "Shareholders", and individually, a "Shareholder") and Donald M. Delwood ("Trustee") for the purpose of creating a voting trust of certain shares of Common Stock of BioNumerik Pharmaceuticals, Inc. (the "Voting Trust").

                             PRELIMINARY STATEMENTS

         Shareholders collectively own 34,000 shares of Common Stock, par value $0.01 per share (the "Shares") of BioNumerik Pharmaceuticals, Inc., a Texas corporation (the "Company").

         Shareholders have entered into that one certain Settlement Agreement dated as of May 30, 2003 (the "Settlement Agreement"), by and between Shareholders and the Company pursuant to which Shareholders have agreed to transfer the Shares to a Voting Trust to be held and administered under the terms thereof. A copy of the Settlement Agreement is attached hereto as Exhibit A and incorporated herein for all purposes.

         Donald M. Delwood has agreed to serve as Trustee of the Voting Trust.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

         Section 1. Assignment, Delivery and Transfer of Shares; Issuance of Voting Trust Certificates. Simultaneously with the execution of this Agreement, Shareholders will assign and deliver to Trustee a certificate or certificates representing 34,000 shares of Common Stock of the Company. Trustee shall surrender the certificates to the Company and the Company shall cancel the certificates. New share certificates shall be issued in the name of the Trustee and the new certificates shall state that they are issued pursuant to this Agreement. That fact shall also be noted in the Company's stock transfer records in the entry of Trustee's ownership of the shares. Trustee shall cause the Shares to be transferred to the Trustee on the books of the Company and shall issue and deliver to Jeffrey A. Goldberg, Shareholders' Attorney, a certificate for the number of shares transferred by each such Shareholder to Trustee in substantially the form indicated on Exhibit B attached hereto ("Voting Trust Certificate").

         Section 2. Deposit of Additional Shares. Upon receipt of any additional shares of Common Stock or other securities of the Company subsequent to the date of this Agreement, each Shareholder shall deposit with Trustee the certificates representing such additional shares, and Trustee shall cause the transfer to be recognized on the books of the Company and shall issue and deliver to Jeffrey A. Goldberg, Shareholders' Attorney, a Voting Trust Certificate representing the number of shares transferred.

         Section 3. Voting by Trustee. During the period of this Agreement, Trustee shall have the exclusive right to vote the Shares or give written consent, in person or by proxy, at all meetings of the shareholders of the Company, and in all proceedings in which the vote or written consent of shareholders of the Company may be required or authorized by law. On each matter presented to him for vote, the Trustee shall be required to vote the Shares in a manner so that the percentage of the Shares voted in favor of a particular matter and the percentage of the Shares voted against a particular matter by the Trustee equals the percentage of the total number of shares of stock (including Common Stock and Preferred Stock, if any) of the Company voted in favor of that particular matter and the percentage of the total number of shares of stock of the Company voted against that particular matter. The Trustee shall not vote the Shares in favor of the sale, mortgage, or pledge of all or substantially all of the assets of the Company or for any merger, consolidation, reorganization, or dissolution of the Company, except with the consent of the owners of two-thirds (2/3), or more in interest of the Voting Trust Certificates at a meeting of owners of not less than two-thirds (2/3) in interest of the Voting Trust Certificates.

         Section 4. Dividends. In the event that the Company issues dividends, Trustee shall accept and receive such dividends for the benefit of the Shareholders, and shall within a reasonable time thereafter deliver a percentage of such dividends received by Trustee to Jeffrey A. Goldberg, Shareholders' Attorney, which percentage for each Shareholder shall be equal to the percentage that the number of shares of BioNumerik stock transferred by such Shareholder to Trustee bears to the total number of Shares; provided, however, in the event that the dividends are in the form of share certificates having voting rights, Trustee shall not deliver the share certificates to Shareholders, but shall instead retain the share certificates and issue new Voting Trust Certificates representing the share dividends. Any shares issued as dividends shall become subject to this Agreement to the same extent as if they were originally deposited under it. In the event of dissolution or total or partial liquidation of the Company, the Trustee shall receive any moneys, securities, rights, or property to which the Shareholders may be entitled, and shall distribute it for the benefit of the Voting Trust Certificate holders consistent with their ownership percentage to Jeffrey A. Goldberg, Shareholders' Attorney.

         Section 5. Termination of the Trust. The Voting Trust shall terminate on the earliest occurrence of any of the following:

              (a) A vote for termination by a majority of the Board of Directors of the Company; or

              (b) Six (6) months and seven (7) days after the effective date of a Registration Statement of the Company filed under the Securities Act of 1933, as amended (the "Securities Act") and including securities to be sold on behalf of the Company to the public in a firm commitment underwritten offering under the Securities Act; or

              (c) Ten years after the effective date of this Agreement; or

              (d) The death of both Dasharatha G. Reddy and Dhanabalan Murali.

         On termination of this Agreement, Shareholders shall surrender the Voting Trust Certificates to Trustee and Trustee shall obtain from the Company and deliver with respect to each Shareholder to Jeffrey A. Goldberg, Shareholders' Attorney, shares of Company stock properly endorsed for transfer, equivalent to the amount of shares represented by the Voting Trust Certificates surrendered by each Shareholder.

         Section 6. Sale or Transfer of Shares. Subject to the Company's right of first refusal as described in Section 3 of the attached Settlement Agreement and subject to any applicable lock-up agreement on the part of each Shareholder as described in Section 9.B. of the attached Settlement Agreement, if at any time during the term of this Agreement a Shareholder desires to sell or transfer to a third party all or a portion of the Shares represented by Voting Trust Certificates issued to such Shareholder, he shall have the right to do so by notifying the Trustee in writing of his intent to sell or transfer such portion of the Shares. The Trustee shall make the appropriate notations in the records of the Trust and shall, after the transferor has delivered the Voting Trust Certificate(s) representing that portion of the Shares to be transferred to the Trustee for cancellation, issue new Voting Trust Certificate(s) to the transferee and transferor, as applicable, representing the portion of the Shares transferred to the transferee and the portion retained by the transferor, if applicable. Any transferee of such portion of the Shares shall become a party to and agree to be bound by this Agreement. Any purported transfer of all or a portion of the Shares to a person or entity that has not become a party to this Agreement shall be null and void. Any transferee of all or a portion of the Shares shall have all rights and shall be subject to all limitations of the transferor under the applicable Voting Trust Certificate and this Agreement with respect to the Shares so transferred to such transferee. The Shareholders agree that any proceeds from the sale of such shares shall be delivered by Shareholders to Jeffrey A. Goldberg, Shareholders' Attorney.


         Section 7. Replacement of Trustee. The Trustee may be removed from his office by the affirmative vote of a majority of the Board of Directors of the Company. In the event of the death, resignation or removal of Trustee, the successor Trustee shall be appointed by majority vote of the Board of Directors of the Company.

         Section 8. Liability and Indemnity of Trustee. The Trustee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission undertaken in good faith in connection with the Trustee's powers and duties under this Agreement, except to the extent due to the Trustee's own willful misconduct or gross negligence. The Trustee is authorized and empowered to construe this Agreement and his reasonable construction made in good faith shall be conclusive and binding. The Trustee shall not be liable for acting on any legal advice or on any notice(s), request(s) or instruction(s), or any other document(s) believed by the Trustee to be genuine and to have been signed by the proper party or parties. The Trustee shall be entitled to be indemnified fully from the distributions coming to his hand for any expenses, claims, losses, damages or liabilities, including, without limitation, attorneys' fees incurred by the Trustee and arising out of or in connection with the administration of the Trust established by this Agreement and his rights and duties hereunder, except to the extent that the action giving rise to such indemnification was the result of willful misconduct or gross negligence by the Trustee ("Losses"). Each holder of record of a Voting Trust Certificate representing all or a portion of the Shares held pursuant hereto covenants with the Trustee that in the event monies and securities in the Trustee's hands are insufficient to indemnify the Trustee against all Losses, each such holder shall, in proportion to the portion of the Shares represented by the Voting Trust Certificate held by such holder, hold harmless and keep indemnified the Trustee against all Losses.

         Section 9. Trustee's Compensation. Trustee shall serve in his capacity as Trustee without compensation of any kind except that his expenses lawfully incurred in the administration of his duties as Trustee shall be reimbursed to him by the Company. Notwithstanding the foregoing, Trustee or any of his successors may not serve the Company or any of its affiliates as a director, employee or officer but may serve in any other capacity, and in such capacity may receive compensation from the Company.

         Section 10. Notices from the Company. All notices, reports, statements, and other communications directed to Trustee from the Company shall be promptly forwarded to Jeffrey A. Goldberg, Shareholders' Attorney.

         Section 11. Copies of the Agreement. This Agreement may be executed in multiple counterparts but shall not otherwise be separable or divisible. Upon the execution of this Agreement and the establishment of the Voting Trust, Trustee shall cause a copy of this Agreement to be filed in the registered office of the Company. This Agreement shall be open to inspection in the manner provided for inspection under Article 2.30 of the Texas Business Corporation Act.

         Section 12. Governing Law. This Agreement is intended by the parties to be governed and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law principles thereof.

         Section 13. Severability of Provisions. This Agreement shall not be severable or divisible in any way, but it is specifically agreed that, if any provision should be invalid, the invalidity shall not affect the validity of the remainder of the Agreement.

         Section 14. Arbitration: Agreement Disputes. In the event of any and all disputes arising under this Agreement, the parties hereto agree to try in good faith, to settle such dispute amicably between them. If a dispute has not been settled after thirty (30) days of good-faith negotiation, then the parties hereto agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in San Antonio, Texas, in accordance with the rules then in effect of the American Arbitration Association. The arbitration shall be held by one arbitrator selected in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. Each party hereto shall pay one-third of the costs and expenses of the arbitrator and the American Arbitration Association for such arbitration, and each party shall separately pay its counsel fees and expenses, provided that the Company shall reimburse the Trustee for the costs of such arbitration and counsel fees and expenses in connection with such arbitration proceeding. The arbitrator will be informed that he is not to award any punitive damages or exemplary damages. Any arbitration suit will be governed by the laws of the State of Texas, without regard to the conflicts of law principles thereof. Each party hereto acknowledges that compliance with the provisions of this Agreement is necessary to protect the proprietary interests of the other parties hereto. Each party hereto agrees that in addition to the arbitration provisions contained herein, in the event of a breach of this Agreement by a party hereto, each other party hereto shall be authorized and entitled to seek and obtain immediate injunctive relief from any court of competent jurisdiction.

         Section 15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall have the same force and effect as original signatures, provided, however, that any party who provides a facsimile signature agrees to provide an original signature within a reasonable time.

         Section 16. Construction by Trustee. Trustee is authorized and empowered to construe this Agreement. His reasonable construction made in good faith shall be conclusive and binding on Shareholders.



                                          Executed effective as of May 30, 2003.


                                          TRUSTEE

                                          /s/ DONALD M. DELWOOD
                                          --------------------------------------


                                          SHAREHOLDERS


                                          /s/ DASHARATHA G. REDDY
                                          --------------------------------------
                                          Dasharatha G. Reddy


                                          /s/ DHANABALAN MURALI
                                          --------------------------------------
                                          Dhanabalan Murali

                                    Exhibits


The following non-material Exhibits have been ommitted and will be provided upon request:


Exhibit A: Copy of Settlement Agreement

Exhibit B: Voting Trust Certificates